UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FITT HIGHWAY PRODUCTS, INC.
(Exact name of Registrant as Specified in Its Charter)

Nevada	98-0360989
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
26381 Crown Valley Parkway, Suite 230
Mission Viejo, CA 92691
(Address, Including Zip Code, of Principal Executive Offices))

CONSULTING SERVICES
(Full title of the Plan)

Michael R. Dunn
26381 Crown Valley Parkway, Suite 230
Mission Viejo, CA 92691
(949) 582-5933
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer ❑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock	4,500,000 Shares	$0.10	$450,000	$52.25

(1)
The fee with respect to these shares has been calculated pursuant to 457(c) under the Securities Act of 1933 and based upon the closing price per share of the Registrant’s Common Stock on May 13, 2011, a date within five (5) business days of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.

Documents Incorporated by this Reference [X] Yes [ ] No

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) by FITT Highway Products, Inc. (the “Registrant”) in accordance with the rules and regulations of the Security and Exchange Commission (the “Commission”).

PART II

Item 3.  Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010 filed April 14, 2011, including all material incorporated references therein and all amendments thereto;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed May 13, 2011, including all material incorporated references therein and all amendments thereto;

All documents subsequently filed by the Registrant pursuant to the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part o this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Shares of Common Stock, $.001 par value.

Item 5.   Interests of Named Experts and Counsel

The shares of Common Stock registered in this Registration Statement including shares that are being registered in the name of: (1) Robert E. Crowson, Jr. (750,000); (2) Michael R. Dunn (2,000,000); and (3) Lawrence W. Horwitz (500,000), respectively amounts set forth in the parentheses, consultants to the Registrant, for services provided to the Registrant.

Robert E. Crowson, Jr. is receiving his shares under this Registration Statement in consideration for his services rendered to the Registrant as the Controller.   Michael R. Dunn is receiving his shares under this Registration Statement in consideration for his services rendered as Chief Executive officer of the Registrant.  Mr. Dunn is also a Director of the Registrant.

Mr. Horwitz, who is receiving shares under this Registration Statement, is a partner in Horwitz, Cron & Armstrong, LLP, attorneys for the Registrant who assisted in the preparation of this Registration Statement.

Item 6.   Indemnification of Directors and Officers

We indemnify our directors and officers for all liabilities allowed under the Nevada Revised Statutes. We do not indemnify for a breach of loyalty, reckless or intentional acts causing harm to the Registrant or any illegal or criminal acts intended to provide personal gain.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit
Number

5.1	Opinion of Counsel
23.1 99.1 99.2	Consent of Independent Registered Public Accounting Firm Consulting Agreement with Rand Scott M.D. Consulting Agreement with Euro RSCG Edge
99.3	Employment Agreement with Robert E. Crowson, Jr.
99.4	Employment Agreement Amendment No. 1 with Robert E. Crowson, Jr.
99.5	Employment Agreement with Michael R. Dunn
99.6	Employment Agreement Amendment No. 1 with Michael R. Dunn
99.7	Horwitz, Cron & Armstrong Retainer Agreement

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(3)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(4)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1) and (2) do not apply if the Registration Statement is on Form S-8, and the information required to be included is a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Mission Viejo, State of California, on May 18, 2011.

FITT HIGHWAY PRODUCTS, INC.

BY:  /s/ Michael R. Dunn
         Michael R. Dunn, CEO